EXHIBIT 10.32

CALIFORNIA BANK & TRUST

Loan and Security Agreement

Borrower:        Collectors Finance Corporation

Address:    1921 East Alton Avenue
        Santa Ana, California 92705

Date:       June 30, 2005

THIS LOAN AND SECURITY AGREEMENT (“Agreement”), dated the date set forth above, is entered into by and between the borrower named above (the “Borrower”), whose address is set forth above and CALIFORNIA BANK & TRUST (“CB&T”), whose address is 550 South Hope Street, 3rd Floor, Los Angeles, California 90071.

1.  LOANS.

1.1  Total Facility. Upon the terms and conditions set forth herein and provided that no Event of Default (as defined herein) or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, CB&T shall, upon Borrower's request, make advances to Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the “Total Facility”) set forth on the schedule hereto (the “Schedule”). The Schedule is an integral part of this Agreement and all references to “herein”, “herewith” and words of similar import shall for all purposes be deemed to include the Schedule.

1.2  Loans. Advances under the Total Facility (“Loans”) shall be comprised of the amounts shown on the Schedule.

1.3  Overlines. If at any time or for any reason the outstanding amount of advances made pursuant hereto exceeds any of the dollar or percentage limitations contained in the Schedule (any such excess, an “Overline”), then Borrower shall, upon CB&T's demand, immediately pay to CB&T, in cash, the full amount of such Overline. Without limiting Borrower's obligation to repay to CB&T on demand the amount of any Overline, Borrower agrees to pay CB&T interest on the outstanding principal amount of any Overline, on demand, at the rate set forth on the Schedule.

1.4  Loan Account. All advances made hereunder shall be added to and deemed part of the Obligations when made. CB&T may from time to time charge all Obligations of Borrower to Borrower's loan account with CB&T.

2.  CONDITIONS PRECEDENT.

2.1  Initial Advance. The obligation of CB&T to make the initial advance hereunder, is subject to the fulfillment, to the satisfaction of CB&T and its counsel, of each of the following conditions on or prior to the date set forth on the Schedule:

(a)  Loan Documents. CB&T shall have received each of the following Loan Documents: (i) Guaranty executed by the Guarantor; and (ii) such other documents, instruments and agreements in connection herewith as CB&T shall require, executed, certified and/or acknowledged by such parties as CB&T shall designate;

(b)  Charter Documents. CB&T shall have received copies of Borrower's By-laws and Articles of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(c)  Good Standing. CB&T shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

(d)  Foreign Qualification. CB&T shall have received certificates of corporate status with respect to Borrower and each other Loan Party, each dated within ten (10) days of the Closing Date, issued by the Secretary of State of each state in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing;

(e)  Authorizing Resolutions and Incumbency. CB&T shall have received a certificate from the Secretary of Borrower attesting to (i) the adoption of resolutions of Borrower's Board of Directors authorizing the borrowing of money from CB&T and execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party, and authorizing specific officers of Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers;

(f)  Insurance. CB&T shall have received the insurance certificates and certified copies of policies required by Section 4.4 hereof, in form and substance satisfactory to CB&T and its counsel;

(g)  Searches; Certificates of Title. CB&T shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to CB&T;

(h)  Fees. Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

(i)  Officer Certificate. CB&T shall have received a certificate of the President and the Chief Financial Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

(j)  Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded and shall be in form and substance satisfactory to CB&T and its counsel.

2.2  Subsequent Advances. The obligation of CB&T to make any advance, including the initial advance, shall be subject to the further conditions precedent that, on and as of the date of such advance.

(a)  the representations and warranties of Borrower set forth in this Agreement shall be accurate, before and after giving effect to such advance and to the application of any proceeds thereof;

(b)  no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or from the application of any proceeds thereof;

(c)  no material adverse change has occurred in the Borrower's or any Guarantor’s business, operations, financial condition, or assets or in the prospect of repayment of the Obligations; and

(d)  CB&T shall have received such other approvals or documents as CB&T shall reasonably request.

3.  INTEREST RATE AND OTHER CHARGES.

3.1  Interest. The unpaid principal balance of the Loans shall bear interest at the applicable rate per annum provided below:

(a)  Interest Rate Options. Subject to the terms and conditions hereof, all or portions of the Loans shall be outstanding as Prime Rate Borrowings or LIBOR Rate Borrowings, in each case, as selected by Borrower.

(i)  Each Prime Rate Borrowing shall bear interest at the Prime Rate, plus, a quarter of one percent (0.25%) per annum;

(ii)  Each LIBOR Rate Borrowing shall bear interest at the LIBOR Rate, plus, two and a half percent (2.50%) per annum;

provided, however, that no more than three (3) LIBOR Rate Borrowings shall be outstanding at any time; provided, further, all LIBOR Rate Borrowings shall be in a minimum amount of One Hundred Thousand Dollars ($100,000) each. Borrower shall select the type of Borrowing and Interest Period, if any, applicable to such Borrowing. Any Loan, or any portion thereof, as to which Borrower has not duly specified a type of Borrowing as provided herein shall be deemed a Prime Rate Borrowing. A LIBOR Rate Borrowing shall not be available until three (3) Business Days after the Closing Date.

(b)  Interest Periods for LIBOR Rate Borrowings. In connection with each LIBOR Rate Borrowing, Borrower, by giving notice to CB&T no later than 12:00 p.m., Los Angeles, California time, two (2) Business Days prior to the day on which such LIBOR Rate Borrowing is to be made, shall elect an interest period (each, an “Interest Period”) to be applicable to such LIBOR Rate Borrowing, which Interest Period shall be a period of one (1), two (2), three (3), six (6), or twelve (12) months, though the actual length of such periods shall be calculated as follows:

(i)  the initial Interest Period, unless commenced on the first Business Day of a month, shall, notwithstanding the length of the Interest Period selected by the Borrower, (i) for Interest Periods beginning before the 25th of each calendar month, end on the first Business Day of the month following commencement of the initial Interest Period, and (ii) for Interest Periods beginning on or after the 25th of each calendar month, end on the first Business Day of the second month following commencement of the initial Interest Period;

(ii)  all subsequent Interest Periods shall commence on the first Business Day of the relevant month and end on the first Business Day of the month determined by the length of the Interest Period selected by Borrower;

(iii)  no Interest Period shall extend beyond the Term; and

(iv)  CB&T’s calculation pursuant to this Section 3.1(b) shall be in its sole and absolute discretion and shall conclusively bind the Borrower absent manifest error.

(c)  Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) Borrower shall no longer have the option to request LIBOR Rate Borrowings, (ii) all outstanding LIBOR Rate Borrowings shall bear interest at a rate per annum equal to three percent (3%) in excess of the rate then applicable to such Borrowings; and (iii) all outstanding Prime Rate Borrowings shall bear interest at a rate per annum equal to three percent (3%) in excess of the rate then applicable to such Borrowings. Interest shall continue to accrue on the Obligations after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)  Interest Payments and Computation. Interest on each Prime Rate Borrowing shall be payable in arrears on the last Business Day of each month commencing April 31, 2005; and interest on each LIBOR Rate Borrowing shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over one (1) month, at the end of each month during such Interest Period. All interest with respect to Prime Rate Borrowings shall be computed on the basis of a 365-day year or 366-day year, as applicable, and assessed for the actual number of days elapsed. All interest with respect to LIBOR Rate Borrowings and all other interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed. In the event that the Prime Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Prime Rate Borrowings shall be made as of 12:01 a.m. (Los Angeles, California time) on the effective date of the change in the Prime Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided however, if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan. Any and all interest not paid when due shall thereafter be deemed to be a Prime Rate Borrowing and shall bear interest thereafter at the default rate set forth herein.

(e)  Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrower such excess.

3.2  LIBOR Costs.

(a)  Reimbursement for Increase in CB&T’s Costs. Borrower shall reimburse CB&T, within ten (10) days after demand by CB&T, for any increase in CB&T's costs (which shall include, but not be limited to, taxes, other than taxes imposed on the overall net income of CB&T), or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by CB&T to fund or maintain outstanding the principal amount of the Loans) incurred by it directly or indirectly resulting from the making of any LIBOR Rate Borrowing due to: (i) the existence, application, modification, adoption, or enactment of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law); (ii) the modification or new application of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (iii) compliance by CB&T with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority; (iv) any violation by Borrower of the terms of this Agreement; (v) any prepayment (whether voluntary or involuntary) of a LIBOR Rate Borrowing at any time prior to the end of the applicable Interest Period; or (vi) any failure to complete a Borrowing.

(b)  Reasonable Averaging Methods. In attributing CB&T's general costs relating to its eurocurrency operations to any transaction under this Agreement or averaging any costs over a period of time, CB&T may use any reasonable attribution or averaging methods which it deems appropriate and practical.

(c)  No Representation as to Source of Funding. Nothing in this Agreement shall be deemed to obligate CB&T to obtain the funds for any Loan in any particular place or manner, or constitute a representation by CB&T that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.3  Special LIBOR Circumstances; Increased Risk-Based Capital Cost.

(a)  Special LIBOR Circumstances. In the event that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall at any time in the opinion of CB&T make it unlawful or impractical for CB&T to fund or maintain a LIBOR Rate Borrowing in the interbank LIBOR market or to continue such funding, or to determine or charge interest rates based upon any appropriate LIBOR Rate, then CB&T shall promptly notify Borrower thereof, and (i) in the case of any LIBOR Rate Borrowing which is outstanding, Borrower shall, if requested by CB&T, prepay such LIBOR Rate Borrowing, together with interest accrued thereon, either (A) on the last day of the then current Interest period for the LIBOR Rate Borrowing if CB&T may lawfully continue to maintain and fund such LIBOR Rate Borrowing to such day, or (B) immediately if CB&T determines that it may not lawfully continue to maintain and fund such LIBOR Rate Borrowing to such day, and concurrent with any such prepayment, CB&T shall make a Prime Rate Borrowing, to Borrower in the principal amount equal to the principal amount of the LIBOR Rate Borrowings so prepaid, and (ii) CB&T shall not be obligated to make any further LIBOR Rate Borrowings until CB&T determines that it would no longer be unlawful or impractical to do so. Any such prepayment shall be made from the proceeds of such Prime Rate Borrowing. Notwithstanding anything herein to the contrary,

(i)  if CB&T is unable to determine the LIBOR Rate, the right of Borrower to select or maintain the LIBOR Rate for such Borrowing or any subsequent Borrowing shall be suspended until CB&T notifies Borrower that the circumstances causing such suspension no longer exists, and each Loan comprising such Borrowing shall be a Prime Rate Borrowing, and

(ii)  if CB&T shall, at least one (1) Business Day before the first day of any Interest Period, determine that the LIBOR Rate for Loans comprising such Borrowing will not adequately reflect the cost to CB&T of making the Loan for such Borrowing, the right of Borrower to select the LIBOR Rate for such Borrowing shall be suspended until CB&T shall notify Borrower that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Prime Rate Borrowing.

(b)  Increased Risk-Based Capital Cost. If the amount of capital required or expected to be maintained by CB&T or any Person directly or indirectly owning or controlling CB&T (each a “Control Person”) shall be affected by:

(i)  the introduction or phasing in of any law, rule or regulation after the date hereof,

(ii)  any change after the date hereof in the interpretation of any existing law, rule or regulation by any central bank or United States or foreign governmental authority charged with the administration thereof, or compliance by CB&T or such Control Person with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, and CB&T shall have determined that such introduction, phasing in, change or compliance shall have had or will thereafter have the effect of reducing (x) the rate of return on CB&T's or Control Person's capital, or (y) the asset value to CB&T or such Control Person of the Revolving Loans made or maintained by CB&T, in either case to a level below that which CB&T or such Control Person could have achieved or would thereafter be able to achieve on any then outstanding LIBOR Rate Borrowing but for such introduction, phasing in, change or compliance (after taking into account CB&T's or such Control Person's policies regarding capital), and such change is not given effect in the determination of the LIBOR Rate, then, within ten (10) days after demand by CB&T, Borrower shall pay to CB&T or such Control Person such additional amount or amounts as shall be sufficient to compensate CB&T or such Control Person, as the case may be, for such reduction actually suffered.

A certificate of CB&T claiming compensation under this Section 3.3(b) and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be provided to Borrower at the time of any such demand. In determining such amount, CB&T may use any reasonable averaging and attribution methods. If CB&T demands compensation under this Section 3.3(b), Borrower may at any time, upon at least five Business Days’ prior notice to CB&T, prepay in full the then outstanding affected LIBOR Rate Borrowing, together with accrued interest thereon to the date of prepayment. Concurrently with prepaying such LIBOR Rate Borrowing, Borrower shall borrow a Prime Rate Borrowing, or a LIBOR Rate Borrowing not so affected, from CB&T in the principal amount equal to the principal amount of the LIBOR Rate Borrowings so prepaid, and CB&T shall make such Prime Rate Borrowing in such amount.

3.4  Fees. Borrower shall pay CB&T the fees set forth on the Schedule.

3.5  Examination Fees. Borrower agrees to pay to CB&T an examination fee in the amount set forth on the Schedule in connection with each audit or examination of Borrower performed by CB&T after the date hereof. In addition, Borrower shall pay to CB&T an initial examination fee in an amount equal to One Thousand Nine Hundred Fifty Dollars ($1,950). Such initial examination fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to CB&T prior to the date of this Agreement.

4.  COLLATERAL.

4.1  Security Interest in the Collateral. To secure the payment and performance of the Obligations when due, Borrower hereby grants to CB&T a security interest in all of Borrower's now owned or hereafter acquired or arising Inventory, Investment Property, Equipment, Receivables, and General Intangibles, including, without limitation, all of Borrower's Deposit Accounts, Fixtures, Goods, Documents, Instruments, Letter of Credit Rights, Supporting Obligations, Commercial Tort Claims, money, cash, cash equivalents, any and all General Intangibles (including without limitation all Intellectual Property, Payment Intangibles, contract rights, choses in action and Software) property now or at any time hereafter in CB&T's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which CB&T may be granted a lien or security interest, is referred to herein, collectively, as the “Collateral”). The term “Collateral” shall also include, without limitation, Borrower’s interest in and rights to, all present and future Customer Receivables, Customer Loan Collateral, and Customer Loan Documents. CB&T acknowledges that Collateral does not include the Customer Loan Collateral as Borrower does not own, or have title to, the Customer Loan Collateral, and that Borrower’s sole rights therein are as a secured party pursuant to the Customer Loan Documents.

4.2  Perfection and Protection of Security Interest. Borrower shall, at its expense, take all actions at any time to perfect, maintain, protect and enforce CB&T's security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as CB&T shall require, all in form and substance satisfactory to CB&T, (ii) if requested by CB&T, delivering to CB&T warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (iii) if requested by CB&T, placing notations on Borrower's books of account to disclose CB&T's security interest therein, and (iv) if requested by CB&T, delivering to CB&T all letters of credit on which Borrower is named beneficiary and (v) if requested by CB&T, with respect to any Customer who is in default of its obligations under the Customer Loan Documents, assigning to CB&T all UCC financing statements, fixture filings, mortgages, trust deeds and all other evidences of security interests or assignments filed in any public record against any Customer Loan Collateral of such Customer or any other asset of such Customer, Customer Obligors or other account debtors and delivering to the possession of CB&T all original loan agreements, promissory notes, stock certificates and all other chattel paper and instruments. CB&T may file, without Borrower's signature, one or more financing statements disclosing CB&T's security interest under this Agreement. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall notify such Person of CB&T's security interest in such Collateral and, upon CB&T's request, instruct them to hold all such Collateral for CB&T's account subject to CB&T's instructions. From time to time, Borrower shall, upon CB&T's request, execute and deliver confirmatory written instruments pledging the Collateral to CB&T, but Borrower's failure to do so shall not affect or limit CB&T's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and CB&T's obligation to make further advances hereunder has terminated, CB&T's security interest in the Collateral shall continue in full force and effect.

4.3  Preservation of Collateral. CB&T may, upon the occurrence and during the continuation of an Event of Default, discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to Borrower's loan account as an Obligation.

4.4  Insurance. Borrower will maintain and deliver evidence to CB&T of such insurance as is reasonably required by CB&T, written by insurers and in amounts reasonably satisfactory to CB&T. All premiums with respect to such insurance shall be paid by Borrower as and when due. Accurate and complete copies of the policies shall be delivered by Borrower to CB&T. If Borrower fails to comply with this Section, CB&T, after five (5) Business Days prior notice to Borrower, may (but shall not be required to) procure such insurance at Borrower's expense and charge the cost thereof to Borrower's loan account as an Obligation.

5.  EXAMINATION OF RECORDS; FINANCIAL REPORTING.

5.1  Examinations. CB&T shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Borrower shall deliver to CB&T any instrument necessary for CB&T to obtain records from any service bureau maintaining records for Borrower. CB&T may, at any time after the occurrence of an Event of Default, remove from Borrower's premises Borrower's books and records (or copies thereof) or require Borrower to deliver such books and records or copies to CB&T. CB&T may, without expense to CB&T, use such of Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing CB&T's security interest.

5.2  Reporting Requirements. Borrower shall furnish CB&T, such information and statements as CB&T shall reasonably request from time to time regarding Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, Borrower shall provide CB&T with:

(i)  on or prior to the date set forth on the Schedule, monthly agings of payables reports, and company prepared financial statements (including balance sheet, income statement, and statement of cash flows) with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with generally accepted accounting principles, consistently applied;

(ii)  notice of an overadvance to any of Borrower's Customers within ten (10) days of such overadvance;

(iii)  notice of acceleration of any Customer Receivables within five (5) days of such acceleration;

(iv)  annual financial statements, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the most recent Prepared Financials provided to CB&T by Borrower, as soon as available, and in any event, within ninety (90) days after the end of each of Borrower's fiscal years; and

(v)  such certificates relating to the foregoing as CB&T may reasonably request, including, without limitation, (a) a monthly certificate in the form of Exhibit 5.2 attached hereto, from the president or the chief financial officer of Borrower showing Borrower's compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default, and (b) a monthly certificate from the president or the chief financial officer of Borrower stating that, except as otherwise noted, Customers and Customer Obligors are in compliance with each of their respective material loan covenants set forth in their respective Customer Loan Documents.

5.3  Guarantor's Financial Statements and Tax Returns. Borrower shall cause the Guarantor to deliver to CB&T, within ninety (90) days of the end of each fiscal year, the Guarantor's audited annual financial statement (in form acceptable to CB&T) and, within fifteen (15) days of the filing therein, a copy of the Guarantor's federal income tax return with respect to the corresponding year, in each case on the date when such tax return is due (or, if the return is on extension, the date the extension expires) or, if earlier, on the date when available.

6.  COLLATERAL REPORTING.

6.1  Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, Borrower shall, if requested by CB&T, immediately deliver such instrument to CB&T appropriately endorsed to CB&T as Collateral for the Obligations.

7.  PRINCIPAL PAYMENTS; PROCEEDS OF COLLATERAL.

7.1  Principal Payments. Except where evidenced by notes or other instruments issued or made by Borrower to CB&T specifically containing payment provisions which are in conflict with this Section 7.1 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Receivable Loans shall be payable by Borrower to CB&T immediately upon the earliest of (i) the receipt by CB&T or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which CB&T elects to accelerate the maturity and payment of such loans, or

(iii) any termination of this Agreement pursuant to Section 15 hereof; provided, however, that any Overline shall be payable on demand pursuant to the provisions of Section 1.3 hereof.

7.2  Collections. CB&T or its designee may, at any time upon the occurrence and continuation of an Event of Default, notify Customers, Customer Obligors, and other account debtors that the Receivables have been assigned to CB&T and of CB&T's security interest therein, and may collect the Receivables directly and charge the collection costs and expenses to Borrower's loan account.

7.3   Payments Without Deductions. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

7.4  Periodic Accountings. CB&T shall provide Borrower with notices of or copies of receipts, records or documents reflecting advances, charges, expenses and payments made pursuant to this Agreement. CB&T may periodically provide Borrower with an account of such advances, charges, expenses and payments. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by CB&T), unless Borrower notifies CB&T in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or admissions.

8.  POWER OF ATTORNEY.

Borrower appoints CB&T and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into CB&T's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to Customers, Customer Obligors, or other account debtors; to send requests for verification of Receivables to Customers, Customer Obligors, or other account debtors; after the occurrence and continuation of any Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by CB&T and to open and dispose of all mail addressed to Borrower; and to do all other things CB&T deems necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither CB&T nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attorney unless such act, omission, error or mistake was caused by the gross negligence or willful misconduct of CB&T or any such designee. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and CB&T's obligation to provide loans hereunder shall have terminated.

9.  CUSTOMER RECEIVABLES.

9.1  Eligibility. Borrower represents and warrants that each Customer Receivable covers and shall cover a bona fide loan by Borrower in the ordinary course of its business, and shall be for a liquidated amount and CB&T's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition. If any representation or warranty herein is breached as to any Customer Receivable or any Customer Receivable ceases to be an Eligible Customer Receivable for any reason other than payment thereof, then CB&T may, in addition to its other rights hereunder, designate any and all Customer Receivables owing by that Customer as not Eligible Customer Receivables; provided, that CB&T shall in any such event retain its security interest in all Customer Receivables, whether or not Eligible Customer Receivables, until the Obligations have been fully satisfied and CB&T's obligation to provide loans hereunder has terminated.

9.2  Disputes. Borrower shall notify CB&T promptly of all disputes or claims with Customer or Customer Obligators and settle or adjust such disputes or claims at no expense to CB&T, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by Borrower without CB&T's consent, except for discounts, credits and allowances made or given in the ordinary course of Borrower's business. CB&T may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with Customers, Customer Obligors, or other account debtors for amounts and upon terms which CB&T considers advisable in its reasonable credit judgment and, in all cases, CB&T shall credit Borrower's loan account with only the net amounts received by CB&T in payment of any Receivables..

10.  OTHER LIENS; NO DISPOSITION OF COLLATERAL.

Borrower represents, warrants and covenants that (a) all Collateral (other than Customer Loan Collateral) is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever (except for CB&T's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by CB&T in its sole discretion from time to time in writing), and (b) Borrower shall not, without CB&T's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or any interest of Borrower therein, except for the sale of Inventory in the ordinary course of Borrower's business, the release of Customer Loan Collateral in the ordinary course of Borrower’s business or pursuant to a foreclosure or other disposition of Collateral constituting Customer Loan Collateral. The proceeds of any such sales shall be remitted to CB&T pursuant to this Agreement for application to the Obligations.

11.  GENERAL REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

11.1  Due Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up, dissolve or otherwise liquidate its assets;

11.2  Other Names. Borrower has not, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any person during such time;

11.3  Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of Borrower's Articles of Incorporation or By-Laws or any other document, agreement or instrument to which Borrower is a party or by which Borrower or its assets are bound;

11.4  Binding Obligation. Each of the Loan Documents to which Borrower is a party is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms;

11.5  Intangible Property. Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present and planned future conduct of its business without any known conflict with the rights of others, and each is valid and has been duly registered or filed with the appropriate governmental authorities;

11.6  Capital. Borrower has capital sufficient to conduct its business, is able to pay its debts as they mature and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts);

11.7  Material Litigation. Borrower has no pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of CB&T's interests therein;

11.8  Title; Security Interests of CB&T. Borrower has good, indefeasible and merchantable title to the Collateral and, upon the filing of UCC-1 Financing Statements, the recording of any mortgages or deeds of trust with respect to real property, in each case in the appropriate offices, and the delivery of documents as requested by CB&T, this Agreement and such documents shall create valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

11.9  Restrictive Agreements; Labor Contracts. Borrower is not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and it is not party to any labor dispute. In addition, no labor contract is scheduled to expire during the Term of this Agreement, except as disclosed to CB&T in writing prior to the date hereof;

11.10  Laws. Borrower is not in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise;

11.11  Consents. Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

11.12  Defaults. Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

11.13  Financial Condition. The Prepared Financials fairly present Borrower's financial condition and results of operations and those of such other Persons described therein as of the date thereof; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to CB&T hereunder;

11.14  ERISA. None of Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor has Borrower or any ERISA Affiliate received any notice to such effect. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Plan. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

11.15  Taxes. Borrower has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable;

11.16  Locations. Borrower's chief executive office and the offices and locations where it keeps the Collateral are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to CB&T in accordance with Section 12.5 below;

11.17  Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted; and

11.18  Reaffirmations. Each request for a loan made by Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to CB&T that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

12.  AFFIRMATIVE COVENANTS.

Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

12.1  Expenses. Promptly reimburse CB&T for all out-of-pocket costs, fees and expenses incurred by CB&T in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such costs, fees and expenses as CB&T shall incur or for which CB&T shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and CB&T's security interest therein, including, without limitation, the defense or prosecution of any action involving CB&T and Borrower or any third party, (iv) enforcement of any of CB&T's rights and remedies with respect to the Obligations or Collateral, and (v) consultation with CB&T's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed. Borrower shall also pay all CB&T charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, if any, and all other bank and administrative matters, in accordance with CB&T's schedule of bank and administrative fees and charges in effect from time to time;

12.2  Taxes. File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due;

12.3  Notice of Litigation. Promptly notify CB&T in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or Borrower's business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance;

12.4  ERISA. Notify CB&T in writing (i) promptly upon the occurrence of any event described in Paragraph 4043 of ERISA, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;

12.5  Change in Location. Notify CB&T in writing forty-five (45) days prior to any change in the location of Borrower's chief executive office or the location of any Collateral, or Borrower's opening or closing of any other place of business;

12.6  Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business;

12.7  Labor Disputes. Promptly notify CB&T in writing of any labor dispute to which Borrower is or may become subject and the expiration of any labor contract to which Borrower is a party or bound;

12.8  Violations of Law. Promptly notify CB&T in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may materially and adversely affect the Collateral or Borrower's business, assets, prospects, operations or condition, financial or otherwise;

12.9  Defaults. Notify CB&T in writing within ten (10) business days of Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which Borrower is a party or by which Borrower is bound, or of any other default under any Indebtedness of Borrower;

12.10  Capital Expenditures. Promptly notify CB&T in writing of the making of any Capital Expenditure materially affecting Borrower's business, assets, prospects, operations or condition, financial or otherwise;

12.11  Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with generally accepted accounting principles consistently applied, reflecting all of its financial transactions;

12.12  Leases; Warehouse Agreements. Provide CB&T with (i) copies of all agreements between Borrower and any landlord or warehouseman which owns any premises at which any Collateral may, from time to time, be located, and (ii) landlord and mortgagee waivers in form acceptable to CB&T with respect to all locations where any Collateral is hereafter located;

12.13  Additional Documents. At CB&T's request, promptly execute or cause to be executed and delivered to CB&T any and all documents, instruments or agreements deemed necessary by CB&T to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

13.  NEGATIVE COVENANTS.

Without CB&T's prior written consent, which consent CB&T may withhold in its sole discretion, so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not:

13.1  Mergers. Merge or consolidate with or acquire any other Person, or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations other than the Permitted Acquisitions;

13.2  Loans. Except in the ordinary course of Borrower's business, make advances, loans or extensions of credit to, or invest in, any Person;

13.3  Dividends. Except for dividends or distributions to the Guarantor, declare or pay cash dividends upon any of its stock or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock;

13.4  Change in Control. Cause or permit to occur, directly or indirectly, any change in the ownership of its capital stock which would cause (i) any Person to own less than twenty-five percent (25%) of the outstanding capital stock entitled to vote for the election of directors, or (ii) any Person to have a lien on, security interest in or pledge of any capital stock of Borrower;

13.5  Adverse Transactions. Enter into any transaction which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;

13.6  Indebtedness of Others. Become directly or contingently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit;

13.7  Repurchase. Except with respect to the foreclosure sale of any Customer Loan Collateral, make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis;

13.8  Name. Use any corporate or fictitious name other than its corporate name as set forth in its Articles of Incorporation on the date hereof or as set forth on the Schedule;

13.9  Prepayment. Prepay any Indebtedness other than trade payables and other than the Obligations;

13.10  Affiliate Transactions. Except as set forth below, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, Borrower may reimburse Guarantor for allocated shared expenses and may borrow money from, and repay money to, Guarantor at any time prior to the occurrence of an Event of Default.

13.11  Nature of Business. Enter into any new business or make any material change in any of Borrower's business objectives, purposes or operations;

13.12  CB&T's Name. Use the name of CB&T in connection with any of Borrower's business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower, solely for credit reference purposes; or

13.13  Margin Security. Own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

14.  ENVIRONMENTAL MATTERS.

14.1  Definitions. The following definitions apply to the provisions of this Section 14:

(a)  the term “Applicable Law” shall include, but shall not be limited to, each statute named or referred to in this Section 14.1 and all rules and regulations thereunder, and any other local, state and/or federal laws, rules, regulations or ordinances, whether currently in existence or hereafter enacted, which govern, to the extent applicable to the Property or to Borrower, (i) the existence, cleanup and/or remedy of contamination on real property; (ii) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (iii) the emission or discharge of hazardous substances into the environment; (iv) the control of hazardous wastes; or (v) the use, generation, transport, treatment, removal or recovery of Hazardous Substances;

(b)  The term “Hazardous Substance” shall mean (i) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which either pose a hazard to the Property or to persons on or about the Property or cause the Property to be in violation of any Applicable Law; (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (iii) any chemical, material or substance defined as or included in the definition of “hazardous substances,”“waste,” “hazardous wastes,”“hazardous materials,”“extremely hazardous waste,”“restricted hazardous waste,” or “toxic substances' or words of similar import under any Applicable Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 USC §§ 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 USC §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC §§ 1801 et seq.; the Federal Water Pollution Control Act, 33 USC §§ 1251 et seq.; the California Hazardous Waste Control Law (“HWCL”), Cat. Health & Safety §§ 25100 et seq.; the Underground Storage of Hazardous Substances Act (Cal. Health & Safety §§ 25280 et seq.; Hazardous Substance Account Act (“HSAA”), Cal. Health & Safety Code §§ 25300 et seq.; the Porter-Cologne Water Quality Control Act (the “Porter-Cologne Act”), Cal. Water Code §§ 13000 et seq.; the Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65); Title 22 of the California Code of Regulations, Division 4, Chapter 30; (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which may or could pose a hazard to the health or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the Property or adjacent property; and (v) any other chemical, materials or substance which may or could pose a hazard to the environment; and

(c)  the term “Property” shall mean all real property, wherever located, in which Borrower or any Affiliate of Borrower has any right, title or interest, whether now existing or hereafter arising, and including, without limitation, as owner, lessor or lessee.

14.2  Covenants and Representations.

(a)  Borrower represents and warrants that there have not been during the period of Borrower's possession of any interest in the Property and, to the best of its knowledge after reasonable inquiry, there have not been at any other times, any activities on the Property involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances by Borrower or its Affiliates except in compliance with Applicable Law (i) under, on or in the land included in the Property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments, structures or equipment, (ii) incorporated in the buildings, structures or improvements included in the Property, including any building material containing asbestos, or (iii) used in connection with any operations on or in the Property.

(b)  Without limiting the generality of the foregoing and to the extent not included within the scope of this Section 14.2, Borrower represents and warrants that it is in full compliance with Applicable Law and has received no notice from any person or any governmental agency or other entity of any violation by Borrower or its Affiliates of any Applicable Law.

(c)  Borrower shall be solely responsible for and agrees to indemnify CB&T, protect and defend CB&T with counsel reasonably acceptable to CB&T, and hold CB&T harmless from and against any claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, attorneys' fees (including any fees and expenses incurred in enforcing this indemnity), consultant fees, expert fees, and other out-of-pocket costs or expenses actually incurred by CB&T (collectively, the “Environmental Costs”), that may, at any time or from time to time, arise directly or indirectly from or in connection with: (i) the presence, suspected presence, release or suspected release of any Hazardous Substance whether into the air, soil, surface water or groundwater of or at the Property, or any other violation of Applicable Law, or (ii) any breach of the foregoing representations and covenants; except to the extent any of the foregoing result from the actions of CB&T, its employees, agents and representatives. If Borrower fails to so indemnify CB&T, CB&T may, after thirty (30) days prior written notice to Borrower, pay Environmental Costs incurred by CB&T, in which event all Environmental Costs so paid by CB&T shall be deemed to be made by CB&T in good faith and shall constitute Obligations hereunder.

15.  TERM; TERMINATION.

15.1  Term. The initial term of this Agreement shall be for two (2) years from the Closing Date (the “Term”) unless earlier terminated as provided herein or in the Schedule.

15.2  Early Termination. This Agreement may be terminated prior to the end of the Term as follows: (a) by Borrower, effective three (3) Business Days after written notice of termination is given to CB&T; (b) by CB&T at any time after the occurrence of an Event of Default, without notice, effective immediately.

15.3  Payment in Full. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

16.  DEFAULT.

16.1  Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement:

(a)  Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

(b)  Borrower or any other Loan Party fails or neglects to perform, keep, or observe any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party and such default shall have continued for a period of five (5) Business Days after notice thereof is provided to Borrower; provided, however, that the failure of the Guarantor to observe Section 16(a), (b) or (e) of its Guaranty as a result of a merger, consolidation or acquisition not approved by CB&T, shall not be an Event of Default until such failure shall have continued for a period of three (3) months after the occurrence thereof;

(c)  Any material adverse change occurs in Borrower's business, assets, operations, prospects or condition, financial or otherwise;

(d)  The prospect of repayment of any portion of the Obligations or the value or priority of CB&T's security interest in the Collateral is materially impaired;

(e)  Any material portion of Borrower' s assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer;

(f)  Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Borrower;

(g)  Any bankruptcy or other insolvency proceeding is commenced by Borrower, or any such proceeding is commenced against Borrower and remains undischarged or unstayed for thirty (30) days;

(h)  Any notice of lien, levy or assessment for an amount in excess of Fifty Thousand Dollars ($50,000) is filed of record with respect to any of Borrower's assets and remains undischarged for fifteen (15) days;

(i)  Any final judgments (after the expiration of all times to appeal therefrom) are entered against Borrower in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) and remains undischarged for thirty (30) days unless the same shall be covered by insurance;

(j)  Any default shall occur under any material agreement between Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any Indebtedness of Borrower in excess of $100,000 to such third party;

(k)  Any representation or warranty made or deemed to be made by Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to CB&T in connection therewith shall prove to have been misleading in any material respect;

(l)  Any Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any of its Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or

(m)  Any transfer of more than twenty-five percent (25%) of the issued and outstanding shares of common stock or other evidence of ownership of Borrower.

16.2  Remedies. Upon the occurrence of an Event of Default, CB&T may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, terminate this Agreement and declare all of the Obligations to be immediately payable in full. CB&T shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code. Further, CB&T may, at any time, take possession of the Collateral and keep it on Borrower's premises, at no cost to CB&T, or remove any part of it to such other place(s) as CB&T may desire, or Borrower shall, upon CB&T's demand, at Borrower's sole cost, assemble the Collateral and make it available to CB&T at a place reasonably convenient to CB&T. CB&T may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as CB&T deems advisable, at CB&T's discretion, and may, if CB&T deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Notwithstanding anything to the contrary contained in this Agreement, CB&T shall have no right to sell Customer Loan Collateral (as opposed to CB&T’s right, upon the occurrence of an Event of Default as provided herein or at law, to foreclose on Borrower’s interest as a secured creditor to such Customer Loan Collateral) except as permitted under the Customer Loan Documents. Borrower agrees that CB&T has no obligation to preserve Borrower’s rights to the Collateral or marshall any Collateral (other than Customer Loan Collateral) for the benefit of any Person. CB&T is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to CB&T's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least ten (10) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as CB&T shall elect, in its sole discretion. CB&T shall return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

16.3  Standards for Determining Commercial Reasonableness. Borrower and CB&T agree that the following conduct by CB&T with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by CB&T, including, but not limited to, CB&T's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition (i) as to which on no later than the tenth calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and, with respect to any public disposition, on no later than the tenth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to the Borrower if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by CB&T, with or without the Collateral being present; and (iii) which commences at any time between 8:00 a.m. and 5:00 p.m. Without limiting the generality of the foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for CB&T to direct any prospective purchaser thereof to ascertain directly from Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

17.  DEFINITIONS.

17.1  Defined Terms. As used in this Agreement, the following terms have the definitions set forth below:

“Affiliate” means any Person controlling, controlled by or under common control with Borrower. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate: any officer or director of Borrower, any shareholder or subsidiary of Borrower, and any other Person with whom or which Borrower has common shareholders, officers or directors.

“Base LIBOR” means, for any Interest Period, the published rate per annum, if any, determined by Bank (rounded upward, if necessary, to the nearest one-sixteenth of one percent (.0625%)) at which U.S. Dollar deposits in an amount equal or comparable to the proposed LIBOR Rate Borrowing and for a term equal to such Interest Period are offered in the London interbank market as set forth in the Wall Street Journal, on the day which is two (2) Business Days prior to the first day of such Interest Period.

“Borrowing” means a borrowing under this Agreement consisting of a LIBOR Rate Borrowing or a Prime Rate Borrowing provided to Borrower in accordance with the provisions set forth herein.

“Business Day” means any day on which commercial banks in Los Angeles, California are open for business.

“Capital Expenditures” means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

“Capital Lease” means any lease of property by Borrower that, in accordance with generally accepted accounting principles, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

“Closing Date” means the date of the initial advance made by CB&T pursuant to this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 4.1 above.

“Commercial Tort Claim” means all “commercial tort claims,” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“Current Assets” at any date means the amount at which the current assets of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with generally accepted accounting principles, provided that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

“Current Liabilities” at any date means the mount at which the current liabilities of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with generally accepted accounting principles.

“Customer” means a borrower to which Borrower has made available loans or other extensions of credit pursuant to Customer Loan Documents.

“Customer Loan Collateral” means any and all property (whether personal property, real property, or both, and whether owned by a Customer or any other person) that secures a Customer’s obligations under Customer Loan Documents or any Customer Obligor’s guaranty of a Customer’s obligations under Customer Loan Documents.

“Customer Loan Documents” means, collectively, each loan agreement, security agreement, promissory note or other agreement including amendments or modifications thereof between Borrower and a Customer providing for loans or extensions of credit by Borrower to or the benefit of such Customer and evidencing, or otherwise providing for, such Customer’s obligation to repay such loans or extension of credit to Customer and all instruments, security agreements, deeds of trust, mortgages, guaranties, financing statements and other documents evidencing any security for such obligations.

“Customer Obligor” means a guarantor, pledgor or other person (other than a Customer) obligated on a Customer Receivable.

“Customer Overadvances” means extension of credit made to a Customer by Borrower which exceed the dollar or percentage limitations on advances set forth in the relevant Customer Loan Documents.

“Customer Receivables” means all obligations and indebtedness (including without limitation obligations for unpaid principal, accrued interest, fees, cost reimbursements and other obligations) from time to time owing to Borrower by Customers under Customer Loan Documents.

“Deposit Accounts” has the meaning set forth in the Code.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Earnings Before Interest and Taxes” for any fiscal period of Borrower means the net income of Borrower for such fiscal period, plus interest expense and provision for income taxes for such fiscal period, and minus non-recurring miscellaneous income and expense, all calculated in accordance with generally accepted accounting principles, consistently applied.

“Eligible Customer Receivables” means Customer Receivables arising in the ordinary course of Borrower's business from the loans made by Borrower, which CB&T, in its sole judgment, shall deem eligible based on such considerations as CB&T may from time to time deem appropriate. Without limiting the foregoing, a Customer Receivable shall not be deemed to be an Eligible Customer Receivable if a Customer Receivable derives from (i) Customer Receivables in which the Customer is in default of or has breached its obligations under Customer Loan Documents, or with respect to which any scheduled payment of interest, principal or fees is more than thirty (30) days past due, irrespective of whether such delinquency is an event of default under the Customer Loan Documents or such default has been waived; (ii) Customer Receivables with respect to which Borrower has not properly perfected its liens or security interests with respect to the underlying Customer Loan Collateral (and shall be free of any liens or security interests other than Borrower’s liens or security interests); (iii)  any Customer Receivable that has a term in excess of ninety (90) days; (iv) any Customer Receivable that has been renewed more than once or renewed without the prior verification of the renewal criteria by CB&T; (v) Customer Receivables with respect to which the Customer (or an affiliate of the Customer) is an officer, shareholder, director, employee or agent of Borrower, or is a subsidiary of, related to or affiliated with, or has common officers or directors with the

Borrower; (vi) Customer Receivables with respect to which the Customer is the United States, or any department, agency or instrumentality of the United States; (vii) Customer Receivables with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well founded or otherwise; (viii) Customer Receivables with respect to which the Customer or any Customer Obligor, is insolvent in any way; (ix) Customer Receivables documented with Customer Loan Documents that differ in any material way from the forms thereof that have been previously approved by CB&T; (x) that portion of Eligible Customer Receivables consisting of Customer Overadvances or designated as “unearned interest”; (xi) that portion of Customer Receivables consisting of extensions of credit to a Customer other than revolving advances or Customer term loans in excess of ninety (90) days; and (xii) all other Customer Receivables or portions of Customer Receivables deemed ineligible by CB&T in its reasonable discretion.

“Equipment” means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dies, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

“ERISA” means the Employment Retirement Income Security Act of 1974, as mended, and the regulations thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

“Event of Default” means any of the events set forth in Section 16.1 of this Agreement.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“General Intangibles” means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against CB&T, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims, computer programs, discs, tapes and tape files, claims under any

Customer Loan Collateral or under any other guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

“Goods” means all “goods,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Guarantor” means Collectors Universe, Inc., a Delaware corporation.

“Indebtedness” means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

“Intellectual Property” means all of the following now owned or hereafter acquired by Borrower: (a) patents, trademarks, trade dress, trade names, service marks, copyrights, trade secrets and all other intellectual property or Licenses thereof; and (b) all Proceeds of the foregoing.

“Interest Period” shall have the meaning set forth in Section 3.1(b).

“Inventory” means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

“Investment Property” has the meaning set forth in the Code.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by Borrower, including rights to payment or performance under a letter of credit, whether or not Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Rate” means, as of the date of determination thereof, the rate per annum (rounded upward, if necessary, to the nearest one-hundredth of one percent (.01%)), determined as the quotient of: (i) the Base LIBOR for the relevant Interest Period; divided by (ii) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage as of such date. The LIBOR Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any LIBOR Rate Borrowings outstanding on such effective date. Each determination of a LIBOR Rate by Bank shall be conclusive and final in the absence of manifest error.

“LIBOR Rate Borrowing” means any Borrowing designated by Borrower as bearing the LIBOR Rate.

“LIBOR Reserve Percentage” means, as of the date of determination thereof, the percentage, as determined by Bank in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), which is in effect on such date as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements (including, without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of a member bank in the Federal Reserve System.

“License” means any license under any written agreement now owned or hereafter acquired by Borrower granting the right to use any Intellectual Property or other license of rights or interests now held or hereafter acquired by Borrower.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower and payable to CB&T, and any other agreement entered into in connection with this Agreement (which does not include any Customer Loan Document), together with all alterations, amendments, changes, extensions; modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

“Loan Party” means Borrower, each Guarantor, and each other party (other than CB&T) to any Loan Document.

“Multiemployer Plan” means a “multiemployer plan” as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(0 which covers employees of Borrower or any ERISA Affiliate.

“Net Worth” at any date means the Borrower's net worth as determined in accordance with generally accepted accounting principles, consistently applied.

“Obligations” means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to CB&T, whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by CB&T in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, examination fees, collateral monitoring fees, closing fees, facility fees, Minimum Interest Charges and any other sums chargeable to Borrower hereunder or under any other agreement with CB&T.

“Overlines” has the meaning set forth in Section 1.3 hereof.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“PBGC” means the Pension Benefit Guarantee Corporation.

“Permitted Acquisitions” means acquisitions made by the Borrower that do not exceed $5,000,000 in the aggregate in any fiscal year.

“Permitted Encumbrance” means each of the liens, mortgages and other security interests set forth on the Schedule and incorporated herein by this reference.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Plan” means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Prepared Financials” means the opening balance sheet of Borrower as of the date set forth in the Schedule, and as of each subsequent date on which balance sheets are delivered to CB&T from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

“Prime Rate” means the variable rate of interest per annum as adjusted from time to time, corresponding to the rate most recently announced by CB&T at its headquarters office as its “prime rate”, with the understanding that CB&T’s “prime rate” is only one of CB&T’s base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of CB&T’s base rates. In the event that the Prime Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all outstanding Loans shall be made as of 12:01 a.m., Los Angeles, California time, on the effective date of the change in the Prime Rate.

“Prime Rate Borrowing” means any Borrowing designated by Borrower as bearing the Prime Rate.

“Prohibited Transaction” means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

“Receivable Loans” has the meaning set forth in the Schedule.

“Receivables” means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower (including all Customer Receivables), all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Reportable Event” means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068 of ERISA.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Term” has the meaning set forth on the Schedule.

“Total Facility” has the meaning set forth on the Schedule.

17.2  Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

18.  MISCELLANEOUS.

18.1  Recourse to Security; Certain Waivers. All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

18.2  No Waiver by CB&T. Neither CB&T's failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between CB&T and Borrower nor any delay by CB&T in exercising the same shall operate as a waiver. No waiver by CB&T shall be effective unless in writing and then only to the extent stated. No waiver by CB&T shall affect its right to require strict performance of this Agreement. CB&T's rights and remedies shall be cumulative and not exclusive.

18.3  Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind CB&T's and Borrower's respective representatives, successors and assigns.

18.4  Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

18.5  Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and CB&T. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to CB&T's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, CB&T's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, CB&T may disclose all documents and information which CB&T now or hereafter may have relating to Borrower or Borrower's business. To the extent that CB&T assigns its rights and obligations hereunder to a third party, CB&T shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

18.6  Integration. This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

18.7  Governing Law; Waivers. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND CB&T PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT CB&T, AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE CB&T FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR

OTHER COURT ORDER IN FAVOR OF CB&T. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

18.8  Survival. All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive any such termination.

18.9  Evidence of Obligations. Each Obligation may, in CB&T's discretion, be evidenced by notes or other instruments issued or made by Borrower to CB&T. If not so evidenced, such Obligation shall be evidenced solely by entries upon CB&T's books and records.

18.10  Collateral Security. The Obligations shall constitute one loan secured by the Collateral. CB&T may, in its sole discretion, (i) exchange, enforce, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine, and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

18.11  Application of Collateral. Except as otherwise provided herein, CB&T shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations in such order and manner as CB&T shall determine in its sole discretion. To the extent that Borrower makes a payment or CB&T receives any payment or proceeds of the Collateral for Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by CB&T.

18.12  Loan Requests. Each oral or written request for a loan by any Person who is an officer of Borrower, or has been designated in writing by an officer of Borrower, shall be made to CB&T on or prior to 11:00 a.m., Los Angeles time, on the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs CB&T in writing, all loans shall be wired to Borrower's operating account set forth on the Schedule.

18.13  Notices. Any notice required hereunder shall be in writing and addressed to the Borrower and CB&T at their addresses set forth at the beginning of this Agreement. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or three (3) Business Days after deposit in the United States mail, postage prepaid.

18.14  Brokerage Fees. Borrower represents and warrants to CB&T that, with respect to the financing transaction herein contemplated, no Person, other than Houlihan, Lokey, Howard & Zukin, is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold CB&T harmless against any and all such claims.

18.15  Disclosure. No representation or warranty made by Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to CB&T in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of Borrower.

18.16  Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

18.17  Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to CB&T. Therefore, CB&T, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such ease without the necessity of proving actual damages.

18.18  Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

18.19  Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

18.20  Time of Essence. Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement.

18.21  Limitation Of Actions. Borrower agrees that any claim or cause of action by Borrower against CB&T, or any of CB&T's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by CB&T, or by CB&T's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of CB&T or any other person authorized to accept service of process on behalf of CB&T, within 30 days thereafter. Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of CB&T. This provision shall survive any termination of this Loan Agreement or any other agreement.

18.22  Liability. Neither CB&T nor any CB&T Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if CB&T has been advised of the possibility of such damages. Neither CB&T, nor any CB&T Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of CB&T, or any CB&T Affiliate. “CB&T Affiliate” shall mean CB&T's directors, officers, employees, agents, attorneys or other person or entity affiliated with or representing CB&T.

18.23  Notice Of Breach By CB&T. Borrower agrees to give CB&T written notice of (i) any action or inaction by CB&T or any attorney of CB&T in connection with any Loan Documents that may be actionable against CB&T or any attorney of CB&T or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within thirty (30) days) after Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense, Borrower shall not assert, and Borrower shall be deemed to have waived, any claim or defense arising therefrom.

BORROWER:

COLLECTORS FINANCE CORPORATION

By:
Title:

Federal Employer Identification No.: ____________________

CALIFORNIA BANK & TRUST

By:
Title:

CALIFORNIA BANK & TRUST

Schedule to
Loan and Security Agreement

Borrower:    Collectors Finance Corporation

Address:             1921 East Alton Avenue
                            Santa Ana, California 92705

Date:       June 30, 2005

This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and CALIFORNIA BANK & TRUST (“CB&T”) dated the above date (the “Loan Agreement”), and all references herein and therein to “this Agreement” shall be deemed to refer to said Loan Agreement and to this Schedule. In the event of any inconsistencies between the Loan Agreement and this Schedule, the terms and provisions of this Schedule shall prevail.

TOTAL FACILITY (Section 1.1): $7,000,000

1.  LOANS (Section 1.2):

A.  Revolving Loan: A revolving line of credit consisting of loans against Borrower's Eligible Customer Receivables (“Receivable Loans”) in an aggregate outstanding principal amount not to exceed the lesser of:

(i)	the amount of the Total Facility, or

(ii)	85% of the aggregate principal amount of all Eligible Customer Receivables.

2.  CONDITIONS PRECEDENT (Section 2.1):

The obligation of CB&T to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of CB&T and its counsel, of each of the following conditions, in addition to the conditions set forth in Sections 2.1 and 2.2 above: (a) CB&T shall have received a landlord waiver, in form and substance acceptable to CB&T in its sole discretion, for the property located on 1921 East Alton Avenue, Santa Ana, California 92705, (b) there shall have been no material adverse change in the business, operations, profits or prospects of Borrower or

1

any Guarantor, or in the condition of the assets of Borrower or any Guarantor, between December 31, 2004 and the date hereof; and (c) Borrower shall cause the conditions precedent set forth in Section 2.1 of this Agreement and set forth above in this Schedule to be satisfied on or before _________, 2005.

3.  FEES (Section 3.4):

A.  Unused Line Fee. On the first day of each quarter commencing after the date hereof, Borrower shall pay to CB&T an unused line fee equal to a quarter of one percent (0.25%), per annum, of the average daily unused portion of the Total Facility during the preceding quarter. The unused line fee will be prorated for the first quarter if the Facility is available for less than the full quarter.

B.  Commitment Fee. Borrower agrees to pay to CB&T a commitment fee in the amount of $10,000, which fee shall be fully earned and payable on the Closing Date.

C.  Examination Fees. Borrower agrees to pay to CB&T an examination fee in the amount of $750 per person per day, plus reasonable out of pocket expenses, in connection with each audit or examination of Borrower performed by CB&T prior to or after the date hereof.

D.  Transaction Fee. On or prior to the closing of the transactions under this Agreement, Borrower shall reimburse CB&T for any reasonable out of pocket expenses incurred prior to the Closing Date less any amounts previously deposited with CB&T.

4.  REPORTING REQUIREMENTS (Section 5.2):

A.  Within ninety (90) days after the end of each fiscal year, Borrower shall provide CB&T with the Borrower’s annual financial statements.

B.  Within thirty (30) days after the end of each month, Borrower shall provide CB&T with the Borrower’s interim financial statements.

C.  Within fifteen (15) days after the filing thereof, Borrower shall provide CB&T with the Borrower’s federal and state income tax returns.

D.  Within thirty (30) days following the end of each month, Borrower shall provide CB&T with a monthly borrowing base certificate detailing Eligible Customer Receivables and Borrower’s borrowing availability under the Total Facility.

E.  Within thirty (30) days following the end of each month, Borrower shall provide CB&T monthly with an officer's certificate regarding compliance by Customers and Customer Obligors with the requirements of their Customer Loan Documents as required by Section 5.2(viii)(b) of the Agreement.

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F.  Within ten (10) days of such acceleration, Borrower shall provide CB&T with notice of any acceleration by Borrower of the Customer Receivables owed to Borrower by any of its Customers.

G.  Within ninety (90) days of the end of each fiscal year, Borrower shall cause Guarantor to provide CB&T with the Guarantor’s annual audited financial statement.

H.  Within thirty (30) days of the end of each month, Borrower shall cause Guarantor to provide CB&T with the Guarantor’s interim financial statements.

I.  Within fifteen (15) days after the filing thereof, Borrower shall cause Guarantor to provide CB&T with the Guarantor’s federal and state income tax returns.

J.  Borrower shall upon request from CB&T provide CB&T the originals of (i) all executed Customer Loan Documents for each Customer Receivable; and (ii) any amendment to any Customer Loan Document pertaining to existing Customer Receivables prior to delivering such amendment.

K.  Within thirty (30) days of the end of each month, Borrower shall provide CB&T loan summary status reports, which reports shall include: Customer Receivable and accounts payable agings.

L.  Borrower shall provide CB&T such other collateral or portfolio reports as CB&T may reasonably request.

5.  BORROWER INFORMATION:

Borrower's State of Incorporation (Section 11.1):   California

Fictitious Names/Prior Corporate Names (Section 11.2): None

Borrower Locations (Section 11.16):         1921 East Alton Avenue
                                                                                           Santa Ana, California 92705

Permitted Encumbrances (Section 17.1): None, other than (i) liens for current taxes not yet due and payable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other similar liens if payment is not yet due on the underlying obligation, (iii) liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (iv) liens related to any interest or title of a vendor or lessor in property subject to an operating lease and vendors’ liens on inventory arising in the ordinary course of business; or (v) liens incidental to the conduct of the Borrower’s business or the lease of real property, including easements, rights of way, zoning and similar restrictions, and subleases granted to others.

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6.  DISBURSEMENT (Section 18.12):

Unless and until Borrower otherwise directs CB&T in writing, all loans shall be credited to Borrower's operating account number __________________ at CB&T.

7.  ADDITIONAL PROVISIONS:

In additional to all other terms and conditions in this Agreement, Borrower further agrees and warrants to the following:

A.  The Borrower is primarily engaged in the business of making short term loans secured by personal property that in connection with such loans had been submitted for certification to Guarantor or one of its Affiliates

B.  Borrower warrants and represents that all present and future Customer Loans have been and will be made in accordance with the laws of the State of California including, without limitation, the laws governing commercial finance lenders and brokers, also known as the Finance Lenders' Law.

C.  Prior to the initial funding, Borrower will submit to CB&T copies of its standard Customer Loan Documents. Further, prior to funding by CB&T against any Eligible Customer Receivables, Borrower will submit to CB&T a copy of the final form of the Customer Loan Documents for the respective Eligible Customer Receivable.

D.  Borrower may amend, modify, waive or give any consent under the provisions of the Customer Loan Documents, or perform or permit performance in any manner other than as contemplated in the provisions of the Customer Loan Documents, so long as Borrower notifies CB&T of and delivers to CB&T the Customer Loan Documents evidencing such amendment, modification, waiver or consent immediately thereafter.

E.  Borrower is the sole owner of the Customer Loan Documents and all rights thereunder, free and clear of all liens, security interests, mortgages, adverse claims or challenges of any kind whatsoever.

F.  Borrower has full power and authority to assign, transfer and grant a security interest in its rights to the Customer Loan Documents, the Customer Receivables, and the Customer Loan Collateral to CB&T.

G.  The Customer Loan Documents have been duly executed and delivered by the respective Customers and Customer Obligors to Borrower for valuable consideration and the same constitute the valid, legal and binding obligations of the Customers or Customer Obligors in respect thereof, free and clear of all known defenses, disputes, claims, offsets or counterclaims of any kind.

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H.  Borrower has a first priority perfected security interest in the Customer Loan Collateral.

I.  Each of the Customer Loan Documents is genuine and bears the original signature of a Customer or Customer Obligor in respect thereof.

J.  There are no representations, warranties, terms, covenants or conditions, whether oral or written, that vary any of the representations, warranties, terms, covenants or conditions in any of the Customer Loan Documents.

K.  Except as Borrower may from time to time notify CB&T in writing within three (3) days after Borrower' s knowledge thereof, neither Borrower nor any Customer or Customer Obligor (a) is in default or breach of its monetary obligations under any of the Customer Loan Documents, (b) is in default or breach of its obligations under any of the Customer Loan Documents which would result in an acceleration of such obligations or a termination or decrease in the amount of advances available under such Customer Loan Documents or (c) will dissolve or become insolvent or unable to pay their respective debts as they mature.

BORROWER:	CB&T:
COLLECTORS FINANCE CORPORATION	CALIFORNIA BANK & TRUST
By:	By:
Title:	Title:

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